Exhibit 10.41

THE GOLDMAN SACHS AMENDED AND RESTATED

STOCK INCENTIVE PLAN

             YEAR-END RSU AWARD

This Award Agreement sets forth the terms and conditions of the              Year-End award (this “Award”) of RSUs (“Year-End RSUs”) granted to you under The Goldman Sachs Amended and Restated Stock Incentive Plan (the “Plan”).

1. The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. References in this Award Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision. IN LIGHT OF THE U.S. TAX RULES RELATING TO DEFERRED COMPENSATION IN SECTION 409A OF THE CODE, TO THE EXTENT THAT YOU ARE A UNITED STATES TAXPAYER, CERTAIN PROVISIONS OF THIS AWARD AGREEMENT AND OF THE PLAN SHALL APPLY ONLY AS PROVIDED IN PARAGRAPH 15.

2. Award. The number of Year-End RSUs subject to this Award is set forth in the Award Statement delivered to you. An RSU is an unfunded and unsecured promise to deliver (or cause to be delivered) to you, subject to the terms and conditions of this Award Agreement, a share of Common Stock (a “Share”) on the Delivery Date or as otherwise provided herein. Until such delivery, you have only the rights of a general unsecured creditor, and no rights as a shareholder of GS Inc. In addition, Shares delivered in respect of your Year-End RSUs will be subject to transfer restrictions following the Delivery Date as described in Paragraph 3(b)(iv) below. THIS AWARD IS CONDITIONED ON YOUR EXECUTING THE RELATED SIGNATURE CARD AND RETURNING IT TO THE ADDRESS DESIGNATED ON THE SIGNATURE CARD AND/OR BY THE METHOD DESIGNATED ON THE SIGNATURE CARD BY THE DATE SPECIFIED, AND IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN PARAGRAPH 12. BY EXECUTING THE RELATED SIGNATURE CARD (WHICH, AMONG OTHER THINGS, OPENS THE CUSTODY ACCOUNT REFERRED TO IN PARAGRAPH 3(b) IF YOU HAVE NOT DONE SO ALREADY), YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF ALL OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

3. Vesting and Delivery and Transfer Restrictions.

(a) Vesting. All of your Year-End RSUs shall be Vested on the Date of Grant. The fact that your Year-End RSUs are Vested means only that your continued active Employment is not required in order to receive delivery of the Shares underlying your Outstanding Year-End RSUs. However, all other terms and conditions of this Award Agreement shall continue to apply to such Year-End RSUs, and failure to meet such terms and conditions may result in the termination of this Award (as a result of which, no Shares underlying such Year-End RSUs would be delivered).

(b) Delivery and Transfer Restrictions.

(i) The Delivery Date with respect to the number or percentage of your Year-End RSUs shall be the date specified next to such number or percentage of Year-End RSUs on your Award Statement. In accordance with Treasury Regulations section (“Reg.”) 1.409A-3(d), the Firm may accelerate delivery to a date that is up to 30 days before the Delivery Date specified on the Award Statement; provided, however, that in no event shall you be permitted to designate, directly or indirectly, the taxable year of the delivery.

(ii) Except as provided in this Paragraph 3 and in Paragraphs 2, 4, 5, 7, 9, 10, 15 and 16, in accordance with Section 3.23 of the Plan, reasonably promptly (but in no case more than 30 Business Days) after each date specified as a Delivery Date (or any other date delivery of Shares is called for hereunder), Shares underlying the number or percentage of your then Outstanding Year-End RSUs with respect to which such Delivery Date (or other date) has occurred (which number of Shares may be rounded to avoid fractional Shares) shall be delivered by book entry credit to your Custody Account or to a brokerage account, as approved or required by the Firm. Notwithstanding the foregoing, if you are or become considered by GS Inc. to be one of its “covered employees” within the meaning of Section 162(m) of the Code, then you shall be subject to Section 3.21.3 of the Plan, as a result of which delivery of your Shares may be delayed.

(iii) In accordance with Section 1.3.2(i) of the Plan, in the discretion of the Committee, in lieu of all or any portion of the Shares otherwise deliverable in respect of all or any portion of your Year-End RSUs, the Firm may deliver cash, other securities, other awards under the Plan or other property, and all references in this Award Agreement to deliveries of Shares shall include such deliveries of cash, other securities, other awards under the Plan or other property.

(iv) Except as provided in Paragraphs 3(c), 7, and 9(g), the following Shares delivered to you in respect of your Year-End RSUs shall not be permitted to be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by you (such restrictions collectively referred to herein as the “Transfer Restrictions”):

(1) If the withholding rate applicable to the delivery of Shares on a Delivery Date (or any other date delivery of Shares is called for hereunder) is at least 50%, then all the Shares delivered to you (after application of the withholding) in respect of your Year-End RSUs on such date will be subject to the Transfer Restrictions until the date specified in your Award Statement as the “Transferability Date” (the “Transferability Date”).

(2) If the withholding rate applicable to the delivery of Shares on a Delivery Date (or any other date delivery of Shares is called for hereunder) is less than 50%, then 50% of the Shares scheduled to be delivered to you (prior to application of any withholding) on such date will be subject to the Transfer Restrictions until the Transferability Date[, and the remaining Shares delivered to you (after application of any withholding) on such date will be subject to the Transfer Restrictions until the first trading day during a Window Period that occurs on or after the six-month anniversary of the Delivery Date]. Shares may be rounded to avoid fractional Shares.

Shares that are subject to Transfer Restrictions are referred to in this Award Agreement as “Shares at Risk.” Any date on which Transfer Restrictions lapse pursuant to this Paragraph 3(b)(iv) is referred to in this Award Agreement as an “Applicable Transferability Date.” Any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the Transfer Restrictions shall be void. If and to the extent your Shares at Risk are certificated, the Certificates representing the Shares at Risk are subject to the restrictions in this Paragraph 3(b)(iv), and GS Inc. shall advise its transfer agent to place a stop order against your Shares at Risk. Within 30 Business Days after the Applicable Transferability Date (or any other date described herein on which the Transfer Restrictions are removed), GS Inc. shall take, or shall cause to be taken, such steps as may be necessary to remove the Transfer Restrictions.

(v) In the discretion of the Committee, delivery of Shares (including Shares at Risk) may be made initially into an escrow account meeting such terms and conditions as are determined by the Firm and may be held in that escrow account until such time as the Committee has received such documentation as it may have requested or until the Committee has determined that any other conditions or restrictions on delivery of Shares required by this Award Agreement have been satisfied. By accepting your Year-End RSUs, you have agreed on behalf of yourself (and your estate or other permitted beneficiary) that the Firm may establish and maintain an escrow account on such terms and conditions (which may include, without limitation, your (or your estate or beneficiary) executing any documents related to, and your (or your estate or beneficiary) paying for any costs associated with, such account) as the Firm may deem necessary or appropriate. Any such escrow arrangement shall, unless otherwise determined by the Firm, provide that (A) the escrow agent shall have the exclusive authority to vote such Shares while held in escrow and (B) dividends paid on such Shares held in escrow may be accumulated and shall be paid as determined by the Firm in its sole discretion.

(c) Death. Notwithstanding any other Paragraph of this Award Agreement (except Paragraph 15), if you die prior to the Delivery Date and/or the Applicable Transferability Date, the Shares underlying your then Outstanding Year-End RSUs shall be delivered to the representative of your estate and any Transfer Restrictions shall cease to apply as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee. The Committee may adopt procedures pursuant to which you may be permitted to specifically bequeath some or all of your Outstanding Year-End RSUs under your will to an organization described in Sections 501(c)(3) and 2055(a) of the Code (or such other similar charitable organization as may be approved by the Committee).

4. Termination of Year-End RSUs and Non-Delivery of Shares; Termination of Shares at Risk.

(a) Unless the Committee determines otherwise, and except as provided in Paragraphs 3(c), 7, and 9(g), if your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm, any Transfer Restrictions shall continue to apply until the Applicable Transferability Date as provided in Paragraph 3(b)(iv).

(b) Without limiting the application of Paragraphs 4(c), 4(d) and 4(f), and subject to Paragraph 6(b):

(i) your rights in respect of all Year-End RSUs shall terminate, such Outstanding Year-End RSUs shall cease to be Outstanding, and no Shares shall be delivered in respect thereof, if you engage in “Competition” (as defined below) prior to the earlier of              or the date on which your Year-End RSUs become deliverable following a Change in Control in accordance with Paragraph 7;

(ii) your rights in respect of the number or percentage of Year-End RSUs that are scheduled to deliver in              shall terminate, such number of Year-End RSUs shall cease to be Outstanding, and no Shares shall be delivered in respect thereof, if you engage in Competition on or after             , but prior to the earlier of              or the date on which your Year-End RSUs become deliverable following a Change in Control in accordance with Paragraph 7; and

(iii) your rights in respect of the number or percentage of Year-End RSUs that are scheduled to deliver in              shall terminate, such number of Year-End RSUs shall cease to be

Outstanding, and no Shares shall be delivered in respect thereof, if you engage in Competition on or after             , but prior to the earlier of              or the date on which your Year-End RSUs become deliverable following a Change in Control in accordance with Paragraph 7.

For purposes of this Award Agreement, “Competition” means that you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise, or (ii) associate in any capacity (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise.

(c) Unless the Committee determines otherwise, and except as provided in Paragraph 7, your rights in respect of all of your Outstanding Year-End RSUs immediately shall terminate, such Year-End RSUs shall cease to be Outstanding and no Shares shall be delivered in respect thereof if:

(i) you attempt to have any dispute under the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 12 or Section 3.17 of the Plan;

(ii) any event that constitutes Cause has occurred;

(iii) (A) you, in any manner, directly or indirectly, (1) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any Client, (3) Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise or (4) on behalf of yourself or any person or Competitive Enterprise hire, or participate in the hiring of, any Selected Firm Personnel or identify, or participate in the identification of, Selected Firm Personnel for potential hiring, whether as an employee or consultant or otherwise, or (B) Selected Firm Personnel are Solicited, hired or accepted into partnership, membership or similar status (1) by a Competitive Enterprise that you form, that bears your name, in which you are a partner, member or have similar status, or in which you possess or control greater than a de minimis equity ownership, voting or profit participation or (2) by any Competitive Enterprise where you have, or are intended to have, direct or indirect managerial or supervisory responsibility for such Selected Firm Personnel;

(iv) you fail to certify to GS Inc., in accordance with procedures established by the Committee, that you have complied, or the Committee determines that you in fact have failed to comply, with all the terms and conditions of the Plan and this Award Agreement. By accepting the delivery of Shares under this Award Agreement, you shall be deemed to have represented and certified at such time that you have complied with all the terms and conditions of the Plan and this Award Agreement;

(v) the Committee determines that you failed to meet, in any respect, any obligation you may have under any agreement between you and the Firm, or any agreement entered into in connection with your Employment with the Firm or this Award, including, without limitation, the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement to which other similarly situated employees of the Firm are a party;

(vi) as a result of any action brought by you, it is determined that any of the terms or conditions for delivery of Shares in respect of this Award Agreement are invalid;

(vii) your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm and an entity to which you provide services grants you cash, equity or other property (whether vested or unvested) to replace, substitute for or otherwise in respect of any Outstanding Year-End RSUs;

(viii) [GS Inc. fails to maintain the required “Minimum Tier 1 Capital Ratio” as defined under Federal Reserve Board Regulations applicable to GS Inc. for a period of 90 consecutive business days; or ]

(ix) [the Board of Governors of the Federal Reserve or the Federal Deposit Insurance Corporation (the “FDIC”) makes a written recommendation under Title II (Orderly Liquidation Authority) of the Dodd-Frank Wall Street Reform and Consumer Protection Act for the appointment of the FDIC as a receiver of GS Inc. based on a determination that GS Inc. is “in default” or “in danger of default.”]

For purposes of the foregoing, the term “Selected Firm Personnel” means: (A) any Firm employee or consultant (1) with whom you personally worked while employed by the Firm, or (2) who at any time during the year immediately preceding your termination of Employment with the Firm, worked in the same division in which you worked; and (B) any Managing Director of the Firm.

(d) Unless the Committee determines otherwise, and except as provided in Paragraph 7, your rights in respect of all of your Shares at Risk immediately shall terminate and such Shares at Risk shall be cancelled (and shall be subject to repayment in a manner similar to the provisions described in Paragraph 5) if:

(i) any event constituting Cause has occurred;

(ii) the Committee determines that you failed to meet, in any respect, any obligation you may have under any agreement between you and the Firm, or any agreement entered into in connection with your Employment with the Firm or this Award, including, without limitation, the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement to which other similarly situated employees of the Firm are a party;

(iii) you fail to certify to GS Inc., in accordance with procedures established by the Committee, that you have complied, or the Committee determines that you in fact have failed to comply, with all the terms and conditions of the Plan and this Award Agreement; or

(iv) your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm and an entity to which you provide services grants you cash, equity or other property (whether vested or unvested) to replace, substitute for or otherwise in respect of any Shares at Risk.

(e) For the avoidance of doubt, failure to pay or reimburse the Firm, upon demand, for any amount you owe to the Firm shall constitute (i) failure to meet an obligation you have under an agreement referred to in Paragraphs 4(c)(v) and 4(d)(ii), regardless of whether such obligation arises under a written agreement, and/or (ii) a material violation of Firm policy constituting Cause referred to in Paragraphs 4(c)(ii) and 4(d)(i).

(f) Unless the Committee determines otherwise, without limiting any other provision in Paragraphs 4(b), 4(c) or 4(d), and except as provided in Paragraph 7, if the Committee determines that, during the Firm’s              fiscal year, you participated in the structuring or marketing of any product or service, or participated on behalf of the Firm or any of its clients in the purchase or sale of any security or other property, in any case without appropriate consideration of the risk to the Firm or the broader financial system as a whole (for example, where you have improperly analyzed such risk or where you have failed sufficiently to raise concerns about such risk) and, as a result of such action or omission, the Committee determines there has been, or reasonably could be expected to be, a material adverse impact on the Firm, your business unit or the broader financial system, your rights in respect of your Year-End RSUs awarded as part of this Award immediately shall terminate, such Year-End RSUs shall cease to be Outstanding and no Shares shall be delivered in respect thereof (and any Shares, payments under Dividend Equivalent Rights, dividends on Shares at Risk or other amounts paid or delivered to you in respect of this Award shall be subject to repayment in accordance with, or in a manner similar to the provisions described in, Paragraph 5) and any Shares at Risk shall be cancelled.

5. Repayment. The provisions of Section 2.6.3 of the Plan (which require Grantees to repay to the Firm amounts delivered to them if the Committee determines that all terms and conditions of this Award Agreement in respect of such delivery were not satisfied) shall apply to this Award which, for the avoidance of doubt, includes all amounts received under this Award, including Shares at Risk, dividends and payments under Dividend Equivalent Rights.

6. Certain Terminations of Employment.

(a) In the event of the termination of your Employment (determined as described in Section 1.2.19 of the Plan) for any reason, all terms and conditions of this Award Agreement shall continue to apply.

(b) Unless otherwise determined by the Committee in its discretion, Paragraph 4(b) will not apply following termination of Employment that is characterized by the Firm as “involuntary” or by “mutual agreement” other than for Cause and if you execute such a general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for good reason, will constitute an “involuntary” termination of Employment or a termination of Employment by “mutual agreement.”

7. Change in Control. Notwithstanding anything to the contrary in this Award Agreement (except Paragraph 15), in the event a Change in Control shall occur and within 18 months thereafter the Firm terminates your Employment without Cause or you terminate your Employment for Good Reason, all Shares underlying your then Outstanding Year-End RSUs shall be delivered and any Transfer Restrictions shall cease to apply.

8. Dividend Equivalent Rights; Dividends. Each Year-End RSU shall include a Dividend Equivalent Right. Accordingly, with respect to each of your Outstanding Year-End RSUs, at or after the time of distribution of any regular cash dividend paid by GS Inc. in respect of a Share the record date for which occurs on or after the Date of Grant, you shall be entitled to receive an amount (less applicable withholding) equal to such regular dividend payment as would have been made in respect of the Share underlying such Outstanding Year-End RSU. Payment in respect of a Dividend Equivalent Right shall be made only with respect to Year-End RSUs that are Outstanding on the relevant record date. Each Dividend Equivalent Right shall be subject to the provisions of Section 2.8.2 of the Plan. You shall be entitled to receive on a current basis any regular cash dividend paid by GS Inc. in respect of your Shares at Risk, or, if the Shares at Risk are held in escrow, the Firm will direct the transfer/paying agent to distribute the dividends to you in respect of your Shares at Risk.

9. Certain Additional Terms, Conditions and Agreements.

(a) The delivery of Shares is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan. To the extent permitted by applicable law, the Firm, in its sole discretion, may require you to provide amounts equal to all or a portion of any Federal, State, local, foreign or other tax obligations imposed on you or the Firm in connection with the grant, vesting or delivery of this Award by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award. In addition, if you are an individual with separate employment contracts (at any time during and/or after the Firm’s              fiscal year), the Firm may, in its sole discretion, require you to provide for a reserve in an amount the Firm determines is advisable or necessary in connection with any actual, anticipated or potential tax consequences related to your separate employment contracts by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award (or any other Outstanding Awards under the Plan). In no event, however, shall any choice you may have under the preceding two sentences determine, or give you any discretion to affect, the timing of the delivery of Shares or the timing of payment of tax obligations.

(b) If you are or become a Managing Director, your rights in respect of the Year-End RSUs are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees of the Firm are a party.

(c) Your rights in respect of your Year-End RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as described in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable.

(d) You understand and agree, in accordance with Section 3.3 of the Plan, by accepting this Award, you have expressly consented to all of the items listed in Section 3.3.3(d) of the Plan, which are incorporated herein by reference.

(e) You understand and agree, in accordance with Section 3.22 of the Plan, by accepting this Award you have agreed to be subject to the Firm’s policies in effect from time to time concerning trading in Shares and hedging or pledging Shares and equity-based compensation or other awards (including, without limitation, the Firm’s “Policies With Respect to Transactions Involving GS Shares, Equity Awards and GS Options by Persons Affiliated with GS Inc.”), and confidential or proprietary information, and to effect sales of Shares delivered to you in respect of your Year-End RSUs in accordance with such rules and procedures as may be adopted from time to time with respect to sales of such Shares (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm). In addition, you understand and agree that you shall be responsible for all brokerage costs and other fees or expenses associated with your Year-End RSU Award, including, without limitation, such brokerage costs or other fees or expenses in connection with the sale of Shares delivered to you hereunder.

(f) GS Inc. may affix to Certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with GS Inc.). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.

(g) Without limiting the application of Paragraphs 4(b), 4(c), 4(d) and 4(f), if:

(i) your Employment with the Firm terminates solely because you resigned to accept employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer determined by the Committee, and as a result of such employment, your continued holding of your Outstanding Year-End RSUs and/or Shares at Risk would result in an actual or perceived conflict of interest (“Conflicted Employment”); or

(ii) following your termination of Employment other than described in Paragraph 9(g)(i), you notify the Firm that you have accepted or intend to accept Conflicted Employment at a time when you continue to hold Outstanding Year-End RSUs and/or Shares at Risk;

then any Transfer Restrictions shall cease to apply, and, at the sole discretion of the Firm, you shall receive either a lump sum cash payment in respect of, or delivery of Shares underlying, your then Outstanding Year-End RSUs, in each case as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment.

(h) In addition to and without limiting the generality of the provisions of Section 1.3.5 of the Plan, neither the Firm nor any Covered Person shall have any liability to you or any other person for any action taken or omitted in respect of this or any other Award.

(i) You understand and agree that, in the event of your termination of Employment while you continue to hold Outstanding Year-End RSUs and/or Shares at Risk, you may be required to certify, from time to time, your compliance with all terms and conditions of the Plan and this Award Agreement. You understand and agree that (i) it is your responsibility to inform the Firm of any changes to your address to ensure timely receipt of the certification materials, (ii) you are responsible for obtaining such certification materials by contacting the Firm if you do not receive certification materials, and (iii) failure to return properly completed certification materials by the deadline specified in the certification materials will result in the forfeiture of all of your Outstanding Year-End RSUs and Shares at Risk, as applicable, in accordance with Paragraphs 4(c)(iv) and 4(d)(iii).

10. Right of Offset. Except as provided in Paragraph 15(h), the obligation to deliver Shares or to remove the Transfer Restrictions under this Award Agreement is subject to Section 3.4 of the Plan, which provides for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Committee deems appropriate pursuant to any tax equalization policy or agreement.

11. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(g) and 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend the Award Agreement and the Plan as described in Sections 1.3.2(h)(1), (2) and (4) of the Plan. Any amendment of this Award Agreement shall be in writing.

12. Arbitration; Choice of Forum. BY ACCEPTING THIS AWARD, YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 3.17 OF THE PLAN, WHICH ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE AND WHICH, AMONG OTHER THINGS, PROVIDE THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT SHALL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 3.17 OF THE PLAN, SHALL APPLY.

13. Non-transferability. Except as otherwise may be provided in this Paragraph 13 or as otherwise may be provided by the Committee, the limitations on transferability set forth in Section 3.5 of the Plan shall apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 13 or Section 3.5 of the Plan shall be void. The Committee may adopt procedures pursuant to which some or all recipients of Year-End RSUs may transfer some or all of their Year-End RSUs and/or Shares at Risk (which shall continue to be subject to Transfer Restrictions until the Applicable Transferability Date) through a gift for no consideration to any immediate family member (as determined pursuant to the procedures) or a trust in which the recipient and/or the recipient’s immediate family members in the aggregate have 100% of the beneficial interest (as determined pursuant to the procedures).

14. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

15. Compliance of Award Agreement and Plan with Section 409A. The provisions of this Paragraph 15 apply to you only if you are a United States taxpayer.

(a) References in this Award Agreement to “Section 409A” refer to Section 409A of the Code, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance. This Award Agreement and the Plan provisions that apply to this Award are intended and shall be construed to comply with Section 409A (including the requirements applicable to, or the conditions for exemption from treatment as, a “deferral of compensation” or “deferred compensation” as those terms are defined in the regulations under Section 409A (“409A deferred compensation”), whether by reason of short-term deferral treatment or other exceptions or provisions). The Committee shall have full authority to give effect to this intent. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan (including, without limitation, Sections 1.3.2 and 2.1 thereof) and this Award Agreement, the provisions of this Award Agreement shall govern, and in the case of any conflict or potential inconsistency between this Paragraph 15 and the other provisions of this Award Agreement, this Paragraph 15 shall govern.

(b) Delivery of Shares shall not be delayed beyond the date on which all applicable conditions or restrictions on delivery of Shares in respect of your Year-End RSUs required by this Agreement (including, without limitation, those specified in Paragraphs 3(b) and (c), 6(b) (execution of waiver and release of claims and agreement to pay associated tax liability) and 9 and the consents and other items specified in Section 3.3 of the Plan) are satisfied. To the extent that any portion of this Award is intended to satisfy the requirements for short-term deferral treatment under Section 409A, delivery for such portion shall occur by the March 15 coinciding with the last day of the applicable “short-term deferral” period described in Reg. 1.409A-1(b)(4) in order for the delivery of Shares to be within the short-term deferral exception unless, in order to permit all applicable conditions or restrictions on delivery to be satisfied, the Committee elects, pursuant to Reg. 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted in accordance with Section 409A, to delay delivery of Shares to a later date within the same calendar year or to such later date as may be permitted under Section 409A, including, without limitation, Regs. 1.409A-2(b)(7) (in conjunction with Section 3.21.3 of the Plan pertaining to Code Section 162(m)) and 1.409A-3(d).

(c) Notwithstanding the provisions of Paragraph 3(b)(iii) and Section 1.3.2(i) of the Plan, to the extent necessary to comply with Section 409A, any securities, other Awards or other property that the Firm may deliver in respect of your Year-End RSUs shall not have the effect of deferring delivery or payment, income inclusion, or a substantial risk of forfeiture, beyond the date on which such delivery, payment or inclusion would occur or such risk of forfeiture would lapse, with respect to the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose pursuant to Reg. 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted under Section 409A, including, without limitation and to the extent applicable, the subsequent election provisions of Section 409A(a)(4)(C) of the Code and Reg. 1.409A-2(b)).

(d) Notwithstanding the timing provisions of Paragraph 3(c), the delivery of Shares referred to therein shall be made after the date of death and during the calendar year that includes the date of death (or on such later date as may be permitted under Section 409A).

(e) The timing of delivery or payment pursuant to Paragraph 7 shall occur on the earlier of (i) the Delivery Date or (ii) a date that is within the calendar year in which the termination of Employment occurs; provided, however, that, if you are a “specified employee” (as defined by the Firm in accordance with Section 409A(a)(2)(i)(B) of the Code), delivery shall occur on the earlier of the Delivery Date or (to the extent required to avoid the imposition of additional tax under Section 409A) the date that is six months after your termination of Employment (or, if the latter date is not during a Window Period, the first trading day of the next Window Period). For purposes of Paragraph 7, references in this Award Agreement to termination of Employment mean a termination of Employment from the Firm (as defined by the Firm) which is also a separation from service (as defined by the Firm in accordance with Section 409A).

(f) Notwithstanding any provision of Paragraph 8 or Section 2.8.2 of the Plan to the contrary, the Dividend Equivalent Rights with respect to each of your Outstanding Year-End RSUs shall be paid to you within the calendar year that includes the date of distribution of any corresponding regular cash dividends paid by GS Inc. in respect of a Share the record date for which occurs on or after the Date of Grant. The payment shall be in an amount (less applicable withholding) equal to such regular dividend payment as would have been made in respect of the Shares underlying such Outstanding Year-End RSUs.

(g) The timing of delivery or payment referred to in Paragraph 9(g) shall be the earlier of (i) the Delivery Date or (ii) a date that is within the calendar year in which the Committee receives satisfactory documentation relating to your Conflicted Employment, provided that such delivery or payment shall be made only at such time as, and if and to the extent that it, as reasonably determined by the Firm, would not result in the imposition of any additional tax to you under Section 409A.

(h) Paragraph 10 and Section 3.4 of the Plan shall not apply to Awards that are 409A deferred compensation.

(i) Delivery of Shares in respect of any Award may be made, if and to the extent elected by the Committee, later than the Delivery Date or other date or period specified hereinabove (but, in the case of any Award that constitutes 409A deferred compensation, only to the extent that the later delivery is permitted under Section 409A).

(j) The Grantee understands and agrees that the Grantee is solely responsible for the payment of any taxes and penalties due pursuant to Section 409A.

16. Compliance of Award Agreement and Plan with Section 457A. To the extent the Committee or the Plan’s committee that has been delegated certain authority by the Committee (the “SIP Committee”) determines that (i) Section 457A of the Code or any guidance promulgated thereunder (“Section 457A”) requires that, in order to qualify for the short-term deferral exception from treatment as “deferred compensation” under Section 457A(d)(3)(B) of the Code, the documents governing an Award must specify that such Award will be delivered within the period set forth in Section 457A(d)(3)(B) of the Code and (ii) all or any portion of this Award is or becomes subject to Section 457A, this Award Agreement will be deemed to be amended as of the Date of Grant (as the Committee or the SIP Committee determines necessary or appropriate after consultation with counsel) to provide that delivery of Year-End RSUs will occur no later than 12 months after the end of the taxable year in which the right to delivery is first no longer subject to a substantial risk of forfeiture (as defined under Section 457A); provided, however, that no action or modification will be permitted to the extent that such action or modification would cause such Award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A or otherwise would result in an additional tax imposed under Section 409A in respect of such Award.

17. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.

By:

Name:
Title: